                          THE VILLAGE AT BUCKHORN CREEK
                             1002 CREEKBRIDGE ROAD
                                BRANDON, FLORIDA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 16, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:     THE VILLAGE AT BUCKHORN CREEK
        1002 CREEKBRIDGE ROAD
        BRANDON, HILLSBOROUGH COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 112 units with a total of 117,950 square feet of rentable area. The improvements were built in 1987. The improvements are situated on 13.9 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 97% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 16, 2003 is:

                                        ($6,200,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                -s- Alice MacQueen
July 9, 2003                    Alice MacQueen
#053272                         Vice President, Real Estate Group
                                Florida Certified General Real Estate Appraiser
                                   #RZ0002202

Report By:
Alice MacQueen

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA
Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                   VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:               The Village at Buckhorn Creek
LOCATION:                    1002 Creekbridge Road
                             Brandon, Florida

INTENDED USE OF ASSIGNMENT:  Court Settlement
PURPOSE OF APPRAISAL:        "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:          Fee simple estate

DATE OF VALUE:               May 16, 2003
DATE OF REPORT:              July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
 Size:                       13.9 acres, or 605,484 square feet
 Assessor Parcel No.:        073365-0000
 Floodplain:                 Community Panel No. 120912-0393D (January 16, 1997)
                             Flood Zone X and AE, an area inside the floodplain.
 Zoning:                     PD-MU (Planned Development, Multiple Units)

BUILDING:
 No. of Units:               112 Units
 Total NRA:                  117,950 Square Feet
 Average Unit Size:          1,053 Square Feet
 Apartment Density:          8.1 units per acre
 Year Built:                 1987

UNIT MIX AND MARKET RENT:

                      GROSS RENTAL INCOME PROJECTION

                                Market Rent
                 Square    ---------------------         Monthly        Annual
Unit Type         Feet     Per Unit       Per SF          Income        Income
---------        ------    --------       ------         --------     ----------
  2A20             980      $  725        $ 0.74         $ 50,750     $  609,000
  3A20           1,175      $  875        $ 0.74         $ 36,750     $  441,000
                                          --------------------------------------
                                          Total          $ 87,500     $1,050,000
                                          ======================================

OCCUPANCY:                                        97%
ECONOMIC LIFE:                                    45 Years
EFFECTIVE AGE:                                    16 Years
REMAINING ECONOMIC LIFE:                          29 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                               SUBJECT PHOTOGRAPHS

           [VIEW AT ENTRANCE PICTURE]     [ENTRANCE DRIVE (TENNIS COURT ON
                                             ADJOINING PROPERTY) PICTURE]

                                   [AREA MAP]

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                               [NEIGHBORHOOD MAP]

                                     [MAP]

HIGHEST AND BEST USE:
   As Vacant:                      Hold for future multi-family development
   As Improved:                    Continuation as its current use

METHOD OF VALUATION:               In this instance, the Sales Comparison and
                                   Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                  Amount               $/Unit
                                                  ------               ------
DIRECT CAPITALIZATION
Potential Rental Income                        $1,050,000             $9,375
Effective Gross Income                         $1,089,200             $9,725
Operating Expenses                             $463,260               $4,136              42.5% of EGI
Net Operating Income:                          $597,940               $5,339

Capitalization Rate                            9.50%
DIRECT CAPITALIZATION VALUE                    $6,300,000 *           $56,250 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                 10 years
2002 Economic Vacancy                          9%
Stabilized Vacancy & Collection Loss:          8%
Lease-up / Stabilization Period                N/A
Terminal Capitalization Rate                   10.00%
Discount Rate                                  12.00%
Selling Costs                                  2.00%
Growth Rates:
        Income                                 2.50%
        Expenses:                              3.00%
DISCOUNTED CASH FLOW VALUE                     $6,200,000 *           $55,357 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE         $6,200,000             $55,357 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
        Range of Sales $/Unit (Unadjusted)     $31,042 to $47,938
        Range of Sales $/Unit (Adjusted)       $53,206 to $56,375
VALUE INDICATION - PRICE PER UNIT              $6,200,000 *           $55,357 / UNIT

EGIM ANALYSIS
        Range of EGIMs from Improved Sales     4.57 to 6.22
        Selected EGIM for Subject              6.00
        Subject's Projected EGI                $1,089,200
EGIM ANALYSIS CONCLUSION                       $6,500,000 *           $58,036 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION               $6,200,000 *           $55,357 / UNIT

RECONCILED SALES COMPARISON VALUE              $6,200,000             $55,357 / UNIT

--------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
        Price Per Unit                         $6,200,000
        NOI Per Unit                           $6,200,000
        EGIM Multiplier                        $6,500,000
INDICATED VALUE BY SALES COMPARISON            $6,200,000             $55,357 / UNIT

INCOME APPROACH:
        Direct Capitalization Method:          $6,300,000
        Discounted Cash Flow Method:           $6,200,000
INDICATED VALUE BY THE INCOME APPROACH         $6,200,000             $55,357 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:           $6,200,000             $55,357 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1002 Creekbridge Road, Brandon, Hillsborough County, Florida. Brandon identifies it as 073365-0000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Alice MacQueen on May 16, 2003. Alice MacQueen performed the research, valuation analysis and wrote the report. Alice MacQueen has extensive experience in appraising similar properties and meets the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 16, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

          "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
     MARKETING PERIOD:              6 to 12 months
     EXPOSURE PERIOD:               6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in DGP, L.P.. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Brandon, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Bell Shoals Road
West  - Interstate 75
South - Boyette Drive
North - Brandon Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include Hillsborough County School System, GTE Florida, Hillsborough County Government, Tampa International Airport, University of South Florida, city of Tampa, Publix, Tampa General Hospital, AT&T, Paradyne, Kash n' Karry Food Stores, Inc., St. Joseph's Hospitals and GTE Data Services. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                           NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                              -----------------------------------------
       CATEGORY               1-Mi. RADIUS  3-Mi. RADIUS   5-Mi. RADIUS     MSA
       --------               ------------  ------------   ------------  ----------
POPULATION TRENDS
Current Population                 6,539        69,734        145,985     2,442,120
5-Year Population                  6,907        80,294        166,051     2,591,303
% Change CY-5Y                       5.6%         15.1%          13.7%          6.1%
Annual Change CY-5Y                  1.1%          3.0%           2.7%          1.2%

HOUSEHOLDS
Current Households                 2,527        25,923         53,532     1,029,700
5-Year Projected Households        2,719        30,116         61,242     1,095,882
% Change CY - 5Y                     7.6%         16.2%          14.4%          6.4%
Annual Change CY-5Y                  1.5%          3.2%           2.9%          1.3%

INCOME TRENDS
Median Household Income        $  53,888     $  63,518      $  59,938    $   35,241
Per Capita Income              $  21,850     $  24,457      $  23,438    $   22,508
Average Household Income       $  58,092     $  65,950      $  63,823    $   53,389

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                 AREA
                              ------------------------------------------
       CATEGORY               1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS    MSA
       --------               ------------   ------------   ------------    ---
HOUSING TRENDS
% of Households Renting          20.93%         28.49%         23.12%      24.86%
5-Year Projected % Renting       21.61%         29.08%         23.61%      24.59%

% of Households Owning           73.48%         65.27%         70.01%      60.90%
5-Year Projected % Owning        73.12%         65.35%         70.21%      61.88%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Creek and public school
South - Creek and apartments
East  - Condominiums
West  - Single family homes

CONCLUSIONS

The subject is well located within the city of Brandon. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Brandon in Hillsborough County. The overall pace of development in the subject's market is more or less stable. During the past two years there were 3,241 new units completed in this submarket. As a result, the vacancy rate has risen to almost 12% - the highest rate recorded in any of Tampa's submarkets. Only 539 units were absorbed during the past year, yet there were 396 completions in the past six months. Additionally, another 266 units are proposed for two communities. The following table illustrates historical vacancy rates for the subject's market.

       HISTORICAL VACANCY RATE

Period          Region        Submarket
------          ------        ---------
 3Q00            5.7%            3.0%
 1Q01            6.4%            6.8%
 3Q01            7.7%            8.4%
 1Q02            9.1%           10.1%
 3Q02            9.2%           11.9%

Source: Apartment Index Report, December 2002, by Carolinas Real Data

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. The vacancy rate in this submarket has steadily increased over the past few years due to the number of new units added.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                     HISTORICAL AVERAGE RENT

Period         Region         % Change       Submarket      % Change
------         ------         --------       ---------      --------
 3Q00           $675              -            $ 654            -
 1Q01           $689            2.1%           $ 693          6.0%
 3Q01           $703            2.0%           $ 710          2.5%
 1Q02           $725            3.1%           $ 716          0.8%
 3Q02           $726            0.1%           $ 725          1.3%

Source: Apartment Index Report, December 2002, by Carolinas Real Data

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                             COMPETITIVE PROPERTIES

  No.                 Property Name                Units         Ocpy.     Year Built             Proximity to subject
  --                  -------------                -----         -----     ----------             --------------------
  R-1          Cypress Trace                        463           95%         1999             1.0-mile north of subject
  R-2          Charleston Landings                  300           95%         1985             2.0-mile northwest of subject
  R-3          Watermark 6000                       204           93%         1990             1.0-mile west of subject
  R-4          Lakes on Parson                      232           93%         1987             2.3-mile north of subject
  R-5          Bloomingdale Woods                   224           97%         1985             1.2-mile east of subject
Subject        The Village at Buckhorn Creek        112           97%         1987

Rent increases are down considerably from the increases seen during 2000 and 2001. This is believed to be attributed primarily to the increase in new units added over recent years, coupled with low interest rates and an increased desire in homeownership. These factors have resulted in slower absorption, higher vacancies, and minimal rent increases throughout the Tampa Bay Area. This trend will likely continue until such time as supply and demand equalizes and the market stabilizes.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    13.9 acres, or 605,484 square feet
 Shape                        Irregular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Good
 Flood Zone:
    Community Panel           120912-0393D, dated January 16, 1997
    Flood Zone                Zone X and AE
 Zoning                       PD-MU, the subject improvements represent a legal
                              Conforming use of the site.

REAL ESTATE TAXES

                                       ASSESSED VALUE - 2002
                              ------------------------------------------   TAX RATE /    PROPERTY
PARCEL NUMBER                    LAND          BUILDING        TOTAL       MILL RATE       TAXES
-------------                 ---------      ------------   ------------   ----------    ---------
 073365-0000                  $ 672,000      $  4,304,200   $ 4,976,200     0.02327      $ 115,795

IMPROVEMENT ANALYSIS

 Year Built                      1987
 Number of Units                 112
 Net Rentable Area               117,950 Square Feet
 Construction:
   Foundation                    Reinforced concrete slab
   Frame                         Heavy or light wood
   Exterior Walls                Brick or masonry
   Roof                          Composition shingle over a wood truss structure
Project Amenities                Amenities at the subject include a swimming
                                 pool, basketball court, sand volleyball, gym
                                 room, car wash, barbeque equipment, laundry
                                 room, freshwater lake, and parking area.
Unit Amenities                   Individual unit amenities include a balcony,
                                 cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

Unit Mix:

                                          Unit Area
Unit Type          Number of Units        (Sq. Ft.)
---------          ---------------        ---------
2A20                    70                    980
3A20                    42                  1,175

Overall Condition             Average
Effective Age                 16 years
Economic Life                 45 years
Remaining Economic Life       29 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1987 and consist of a 112-unit multifamily project. The highest and best use as improved is for continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                             COMPARABLE                         COMPARABLE
        DESCRIPTION                            SUBJECT                         I - 1                               I - 2
        -----------                            -------                       ----------                         ----------
  Property Name                      The Village at Buckhorn Creek   Palisades                        Hermitage
LOCATION:
  Address                            1002 Creekbridge Road           512 Camino Real Court            219 Monastery Court

  City, State                        Brandon, Florida                Brandon, FL                      Valrico, FL
  County                             Hillsborough                    Hillsborough                     Hillsborough
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)             117,950                         120,897                          71,340
  Year Built                         1987                            1981                             1984
  Number of Units                    112                             133                              82
  Unit Mix:                          Type                    Total    Type         Total               Type              Total
                                     2A20                     70     2Br/2BA        125               1Br/1BA              20
                                     3A20                     42     3Br/2BA          8               2Br/1BA              21
                                                                                                      3Br/2BA              41

  Average Unit Size (SF)             1,053                           909                              870
  Land Area (Acre)                   13.9000                         8.1400                           Unknown
  Density (Units/Acre)               8.1                             16.3
  Parking Ratio (Spaces/Unit)        0.00                            Adequate                         Adequate
  Parking Type (Gr., Cov., etc.)     Garage, Open Covered            Open                             Open
CONDITION:                           Good                            Fair                             Average
APPEAL:                              Good                            Average                          Fair
AMENITIES:
  Pool/Spa                           Yes/No                          Yes/No                           Yes/No
  Gym Room                           Yes                             Yes                              Yes
  Laundry Room                       Yes                             Yes                              Yes
  Secured Parking                    No                              No                               No
  Sport Courts                       No                              No                               No
  Washer/Dryer Connection            Yes                             Yes                              Yes

OCCUPANCY:                           97%                             95%                              95%
TRANSACTION DATA:
  Sale Date                                                          June, 2002                       July, 2001
  Sale Price ($)                                                     $4,756,800                       $3,173,000
  Grantor                                                            WMIFMT Real Estate

  Grantee                                                            Alliance BP                      Jacobs Mtg Corp/Hermitage
                                                                                                      Fours
  Sale Documentation                                                 Doc# 11851-1321
  Verification                                                       CoStar Realty                    Carolinas Real Data
  Telephone Number                                                                                    813-689-5494
ESTIMATED PRO-FORMA:                                                   Total $     $/Unit    $/SF      Total $   $/Unit     $/SF
  Potential Gross Income                                             $1,096,716    $8,246    $9.07       $0        $0      $0.00
  Vacancy/Credit Loss                                                $   54,836    $  412    $0.45       $0        $0      $0.00
  Effective Gross Income                                             $1,041,880    $7,834    $8.62       $0        $0      $0.00
  Operating Expenses                                                 $  465,000    $3,496    $3.85       $0        $0      $0.00
  Net Operating Income                                               $  576,880    $4,337    $4.77       $0        $0      $0.00
NOTES:                                                               Similar neighborhood.            Inferior to subject in terms
                                                                     Overall fair to avg condition    of curb appeal. Similar
                                                                     but overall inferior to the      neighborhood in same
                                                                     subject - same submarket         submarket
  PRICE PER UNIT                                                             $35,765                          $38,695
  PRICE PER SQUARE FOOT                                                      $ 39.35                          $ 44.48
  EXPENSE RATIO                                                                 44.6%                             N/A
  EGIM                                                                          4.57                              N/A
  OVERALL CAP RATE                                                             12.13%                            0.00%
  Cap Rate based on Pro Forma or Actual Income?                             PRO FORMA                          UNKNOWN
                                              COMPARABLE                                 COMPARABLE
        DESCRIPTION                              I - 3                                      I - 4
        -----------                           ----------                                 ----------
  Property Name                        Hamilton Pointe                        Indigo Point
LOCATION:
  Address                              609 Golden Raintree Place              1850 Providence Lakes Blvd

  City, State                          Brandon, FL                            Brandon, FL
  County                               Hillsborough                           Hillsborough
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)               194,412                                194,640
  Year Built                           1985                                   1990
  Number of Units                      240                                    240
  Unit Mix:                             Type            Total                  Type                  Total
                                       1Br/1BA           84                   1Br/1BA                  64
                                       2Br/2BA           96                   2Br/2BA                 112
                                       3Br/2BA           24                   3Br/2BA                  24

  Average Unit Size (SF)               810                                    811
  Land Area (Acre)                     11.5000                                Unknown
  Density (Units/Acre)                 20.9
  Parking Ratio (Spaces/Unit)          Adequate                               Adequate
  Parking Type (Gr., Cov., etc.)       Open                                   Open
CONDITION:                             Average                                Average
APPEAL:                                Average                                Average
AMENITIES:
  Pool/Spa                             Yes/No                                 Yes/No
  Gym Room                             Yes                                    Yes
  Laundry Room                         Yes                                    Yes
  Secured Parking                      No                                     No
  Sport Courts                         No                                     No
  Washer/Dryer Connection              Yes                                    Yes
OCCUPANCY:                             90%                                    95%
TRANSACTION DATA:
  Sale Date                            May, 2001                              May, 2000
  Sale Price ($)                       $7,450,000                             $11,505,000
  Grantor                              RFR Hamilton Pointe, Ltd               BOS Seven, LP

  Grantee                              Advenier at HP, LLC                    Mid-America Apartments, Ltd

  Sale Documentation                   Doc# 10812-0416                        Doc# 10172-0361
  Verification                         CoStar Realty                          CoStar Realty
  Telephone Number                     813-684-2440                           813-654-5622

ESTIMATED PRO-FORMA:                     Total $      $/Unit     $/SF           Total $      $/Unit  $/SF
  Potential Gross Income               $1,672,278     $6,968     $8.60        $1,850,000     $7,708  $9.50
  Vacancy/Credit Loss                  $  167,228     $  697     $0.86        $        0     $    0  $0.00
  Effective Gross Income               $1,505,050     $6,271     $7.74        $1,850,000     $7,708  $9.50
  Operating Expenses                   $  830,957     $3,462     $4.27        $  810,453     $3,377  $4.16
  Net Operating Income                 $  674,093     $2,809     $3.47        $1,039,547     $4,331  $5.34
NOTES:                                 Good location in older neighborhood.   Superior location in developing
                                       Inferior to subject in terms of        area of Brandon. Overall average
                                       overall design/  appeal.               condition.
  PRICE PER UNIT                                $ 31,042                           $  47,938
  PRICE PER SQUARE FOOT                         $  38.32                           $   59.11
  EXPENSE RATIO                                     55.2%                               43.8%
  EGIM                                              4.95                                6.22
  OVERALL CAP RATE                                  9.05%                               9.04%
  Cap Rate based on Pro Forma or Actual Income?                              PRO FORMA                        ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $31,042 to $47,938 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $53,206 to $56,375 per unit with a mean or average adjusted price of $55,136 per unit. The median adjusted price is $55,482 per unit. Based on the following analysis, we have concluded to a value of $55,000 per unit, which results in an "as is" value of $6,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

SALES ADJUSTMENT GRID

                                                                                 COMPARABLE                       COMPARABLE
          DESCRIPTION                            SUBJECT                           I - 1                             I - 2
          -----------                            -------                         ----------                       ----------
  Property Name                        The Village at Buckhorn Creek    Palisades                        Hermitage

  Address                              1002 Creekbridge Road            512 Camino Real Court            219 Monastery Court

  City                                 Brandon, Florida                 Brandon, FL                      Valrico, FL
  Sale Date                                                             June, 2002                       July, 2001
  Sale Price ($)                                                        $4,756,800                       $3,173,000
  Net Rentable Area (SF)               117,950                          120,897                          71,340
  Number of Units                      112                              133                              82
  Price Per Unit                                                        $35,765                          $38,695
  Year Built                           1987                             1981                             1984
  Land Area (Acre)                     13.9000                          8.1400                           Unknown
VALUE ADJUSTMENTS                         DESCRIPTION                      DESCRIPTION         ADJ.         DESCRIPTION        ADJ.
  Property Rights Conveyed             Fee Simple Estate                Fee Simple Estate       0%       Fee Simple Estate      0%
  Financing                                                             Cash To Seller          0%       Cash To Seller         0%
  Conditions of Sale                                                    Arm's Length            0%       Arm's Length           0%
  Date of Sale (Time)                                                   06-2002                 5%       07-2001               10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                              $37,554                          $42,565
  Location                                                              Comparable              0%       Comparable             0%
  Number of Units                      112                              133                     0%       82                     0%
  Quality / Appeal                     Good                             Inferior               15%       Inferior              10%
  Age / Condition                      1987                             1981 / Fair            25%       1984 / Average        10%
  Occupancy at Sale                    97%                              95%                     0%       95%                    0%
  Amenities                            Good                             Inferior                5%       Comparable             0%
  Average Unit Size (SF)               1,053                            909                     5%       870                    5%
PHYSICAL ADJUSTMENT                                                                            50%                             25%
FINAL ADJUSTED VALUE ($/UNIT)                                                      $56,331                         $53,206

                                                   COMPARABLE                       COMPARABLE
          DESCRIPTION                                 I - 3                            I - 4
          -----------                              ----------                       ----------
  Property Name                           Hamilton Pointe                   Indigo Point

  Address                                 609 Golden Raintree Place         1850 Providence Lakes Blvd

  City                                    Brandon, FL                       Brandon, FL
  Sale Date                               May, 2001                         May, 2000
  Sale Price ($)                          $7,450,000                        $11,505,000
  Net Rentable Area (SF)                  194,412                           194,640
  Number of Units                         240                               240
  Price Per Unit                          $31,042                           $47,938
  Year Built                              1985                              1990
  Land Area (Acre)                        11.5000                           Unknown
VALUE ADJUSTMENTS                            DESCRIPTION          ADJ.        DESCRIPTION         ADJ.
  Property Rights Conveyed                Fee Simple Estate        0%       Fee Simple Estate     0%
  Financing                               Cash To Seller           0%       Cash To Seller        0%
  Conditions of Sale                      Arm's Length             0%       Arm's Length          0%
  Date of Sale (Time)                     05-2001                 10%       05-2000              12%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                 $34,146                         $53,690
  Location                                Inferior                10%       Comparable            0%
  Number of Units                         240                      5%       240                   5%
  Quality / Appeal                        Inferior                15%       Comparable            0%
  Age / Condition                         1985 / Average          10%       1990 / Average      -10%
  Occupancy at Sale                       90%                      5%       95%                   0%
  Amenities                               Inferior                 5%       Comparable            0%
  Average Unit Size (SF)                  810                     10%       811                  10%
PHYSICAL ADJUSTMENT                                               60%                             5%
FINAL ADJUSTED VALUE ($/UNIT)                       $54,633                           $56,375

SUMMARY

VALUE RANGE (PER UNIT)                 $ 53,206      TO     $56,375
MEAN (PER UNIT)                        $ 55,136
MEDIAN (PER UNIT)                      $ 55,482
VALUE CONCLUSION (PER UNIT)            $ 55,000

VALUE INDICATED BY SALES COMPARISON APPROACH        $6,160,000
ROUNDED                                             $6,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                            NOI PER UNIT COMPARISON

                          SALE PRICE                NOI/        SUBJECT NOI
COMPARABLE     NO. OF     ----------              --------    --------------    ADJUSTMENT     INDICATED
   NO.          UNITS     PRICE/UNIT     OAR      NOI/UNIT    SUBJ. NOI/UNIT      FACTOR      VALUE/UNIT
----------     ------     ----------     ---      --------    --------------    ----------    ----------
   I-1           133     $  4,756,800   12.13%   $  576,880      $597,940         1.231       $   44,022
                         $     35,765            $    4,337      $  5,339
   I-2            82     $  3,173,000    0.00%                   $597,940
                         $     38,695                            $  5,339
   I-3           240     $  7,450,000    9.05%   $  674,093      $597,940         1.901       $   59,003
                         $     31,042            $    2,809      $  5,339
   I-4           240     $ 11,505,000    9.04%   $1,039,547      $597,940         1.233       $   59,086
                         $     47,938            $    4,331      $  5,339

                                   PRICE/UNIT

  Low                High            Average           Median
$ 44,022           $ 59,086         $  54,037         $ 59,003

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $    55,000
Number of Units                                  112
                                         -----------
Value Based on NOI Analysis              $ 6,160,000
                        Rounded          $ 6,200,000

The adjusted sales indicate a range of value between $44,022 and $59,086 per unit, with an average of $54,037 per unit. Based on the subject's competitive position within the improved sales, a value of $55,000 per unit is estimated. This indicates an "as is" market value of $6,200,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                        SALE PRICE
COMPARABLE   NO. OF     ----------       EFFECTIVE    OPERATING              SUBJECT
    NO.      UNITS      PRICE/UNIT     GROSS INCOME    EXPENSE     OER     PROJECTED OER      EGIM
----------   ------     ----------     ------------   ---------    ---     -------------      ----
   I-1        133      $  4,756,800    $  1,041,880   $ 465,000   44.63%                      4.57
                       $     35,765
   I-2         82      $  3,173,000
                       $     38,695
                                                                              42.53%
   I-3        240      $  7,450,000    $  1,505,050   $ 830,957   55.21%                      4.95
                       $     31,042
   I-4        240      $ 11,505,000    $  1,850,000   $ 810,453   43.81%                      6.22
                       $     47,938

                                      EGIM

 Low         High      Average         Median
4.57         6.22       5.24            4.95

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                 6.00
Subject EGI                            $ 1,089,200

Value Based on EGIM Analysis           $ 6,535,200
                                       -----------
                            Rounded    $ 6,500,000
            Value Per Unit             $    58,036

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 42.53% before reserves. The comparable sales indicate a range of expense ratios from 43.81% to 55.21%, while their EGIMs range from 4.57 to 6.22. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $6,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,200,000.

Price Per Unit                     $  6,200,000
NOI Per Unit                       $  6,200,000
EGIM Analysis                      $  6,500,000

Sales Comparison Conclusion        $  6,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                 average
                        Unit Area         -------------------
Unit Type               (Sq. Ft.)         Per Unit      Per SF     %Occupied
---------               ---------         --------      ------     ---------
2A20                       980             $ 725        $ 0.74        95.7%
3A20                      1175             $ 875        $ 0.74       100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                  RENT ANALYSIS

                                                                                      COMPARABLE RENTS
                                                                ----------------------------------------------------------
                                                                   R-1         R-2        R-3          R-4        R-5
                                                                --------   ----------  ---------     --------  ----------
                                                                 Cypress   Charleston  Watermark     Lakes on  Bloomingda
                                                                  Trace     Landings     6000         Parson    le Woods
                                                                ---------------------------------------------------------
                                           SUBJECT    SUBJECT                      COMPARISON TO SUBJECT
                            SUBJECT UNIT   ACTUAL      ASKING   ----------------------------------------------------------
    DESCRIPTION                 TYPE        RENT        RENT    Superior    Superior   Superior      Similar      Similar
    -----------             ------------   -------    -------   --------   ----------  ---------     --------  -----------
Monthly Rent                    2A20       $   725    $   769   $    622   $    779    $    811      $   733    $     661
Unit Area (SF)                                 980        980        950      1,019       1,060          892        1,023
Monthly Rent Per Sq. Ft.                   $  0.74    $  0.78   $   0.65   $   0.76    $   0.76      $  0.82    $    0.65

Monthly Rent                    3A20       $   875    $   901   $    695   $    919    $    952
Unit Area (SF)                               1,175      1,175      1,050      1,162       1,200
Monthly Rent Per Sq. Ft.                   $  0.74    $  0.77   $   0.66   $   0.79    $   0.79

    DESCRIPTION                   MIN         MAX      MEDIAN    AVERAGE
    -----------                 -------     -------   --------   -------
Monthly Rent                    $   622     $   811   $    733   $   721
Unit Area (SF)                      892       1,060      1,019       989
Monthly Rent Per Sq. Ft.        $  0.65     $  0.82   $   0.76   $  0.73

Monthly Rent                    $   695     $   952   $    919   $   855
Unit Area (SF)                    1,050       1,200      1,162     1,137
Monthly Rent Per Sq. Ft.        $  0.66     $  0.79   $   0.79   $  0.75

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                         Market Rent
                                     Unit Area        ------------------       Monthly             Annual
Unit Type       Number of Units      (Sq. Ft.)        Per Unit    Per SF        Income             Income
---------       ---------------      ----------       --------    ------       --------          ----------
2A20                  70                 980            $725      $ 0.74       $ 50,750          $  609,000
3A20                  42               1,175            $875      $ 0.74       $ 36,750          $  441,000
                                                                               --------          ----------
                                                                   Total       $ 87,500          $1,050,000

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR     2000      FISCAL YEAR     2001      FISCAL YEAR     2002      FISCAL YEAR     2003
                           -----------------------   -----------------------   -----------------------   -----------------------
                                    ACTUAL                   ACTUAL                    ACTUAL               MANAGEMENT BUDGET
                           -----------------------   -----------------------   -----------------------   -----------------------
     DESCRIPTION             TOTAL       PER UNIT      TOTAL       PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
     -----------           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Revenues
  Rental Income            $1,024,801   $    9,150   $1,051,566   $    9,389   $1,041,909   $    9,303   $1,080,000   $    9,643

  Vacancy                  $   37,299   $      333   $   48,202   $      430   $   43,570   $      389   $   42,200   $      377
  Credit Loss/Concessions  $   39,932   $      357   $   48,460   $      433   $   53,808   $      480   $   43,960   $      393
                           -----------------------------------------------------------------------------------------------------
    Subtotal               $   77,231   $      690   $   96,662   $      863   $   97,378   $      869   $   86,160   $      769

  Laundry Income           $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue           $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue      $   77,613   $      693   $  107,752   $      962   $  125,638   $    1,122   $  119,000   $    1,063
                           -----------------------------------------------------------------------------------------------------
    Subtotal Other Income  $   77,613   $      693   $  107,752   $      962   $  125,638   $    1,122   $  119,000   $    1,063

                           -----------------------------------------------------------------------------------------------------
  Effective Gross Income   $1,025,183   $    9,153   $1,062,656   $    9,488   $1,070,169   $    9,555   $1,112,840   $    9,936

Operating Expenses
  Taxes                    $   83,658   $      747   $  115,314   $    1,030   $  113,846   $    1,016   $  122,432   $    1,093
  Insurance                $   14,183   $      127   $   36,885   $      329   $   33,946   $      303   $   34,735   $      310
  Utilities                $   74,479   $      665   $   70,113   $      626   $   73,567   $      657   $   74,400   $      664
  Repair & Maintenance     $   18,001   $      161   $   14,935   $      133   $   10,301   $       92   $   11,700   $      104
  Cleaning                 $   18,896   $      169   $   22,750   $      203   $   22,120   $      198   $   18,000   $      161
  Landscaping              $   59,030   $      527   $   40,655   $      363   $   40,266   $      360   $   39,600   $      354
  Security                 $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing      $   14,424   $      129   $   13,780   $      123   $   12,987   $      116   $   14,400   $      129
  General Administrative   $  111,713   $      997   $  124,968   $    1,116   $   90,727   $      810   $   92,292   $      824
  Management               $   53,781   $      480   $   55,824   $      498   $   53,665   $      479   $   56,620   $      506
  Miscellaneous            $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                           -----------------------------------------------------------------------------------------------------
Total Operating Expenses   $  448,165   $    4,001   $  495,224   $    4,422   $  451,425   $    4,031   $  464,179   $    4,144

  Reserves                 $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                           -----------------------------------------------------------------------------------------------------
Net Income                 $  577,018   $    5,152   $  567,432   $    5,066   $  618,744   $    5,525   $  648,661   $    5,792

                            ANNUALIZED      2003
                           -----------------------
                                  PROJECTION                  AAA PROJECTION
                           -----------------------   ----------------------------------
     DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT         %
     -----------           ----------   ----------   ----------   ----------     ------
Revenues

  Rental Income            $1,039,920   $    9,285   $1,050,000   $    9,375     100.0%

  Vacancy                  $   40,404   $      361   $   63,000   $      563       6.0%
  Credit Loss/Concessions  $   62,532   $      558   $   21,000   $      188       2.0%
                           ------------------------------------------------------------

    Subtotal               $  102,936   $      919   $   84,000   $      750       8.0%
  Laundry Income           $        0   $        0   $        0   $        0       0.0%
  Garage Revenue           $        0   $        0   $        0   $        0       0.0%
  Other Misc. Revenue      $  143,064   $    1,277   $  123,200   $    1,100      11.7%
                           ------------------------------------------------------------
    Subtotal Other Income  $  143,064   $    1,277   $  123,200   $    1,100      11.7%

                           ------------------------------------------------------------
  Effective Gross Income   $1,080,048   $    9,643   $1,089,200   $    9,725     100.0%

Operating Expenses
  Taxes                    $  121,480   $    1,085   $  123,200   $    1,100      11.3%
  Insurance                $   33,728   $      301   $   34,720   $      310       3.2%
  Utilities                $   74,992   $      670   $   74,480   $      665       6.8%
  Repair & Maintenance     $   10,152   $       91   $   11,200   $      100       1.0%
  Cleaning                 $   11,776   $      105   $   17,920   $      160       1.6%
  Landscaping              $   53,560   $      478   $   40,320   $      360       3.7%
  Security                 $        0   $        0   $        0   $        0       0.0%
  Marketing & Leasing      $   19,264   $      172   $   14,560   $      130       1.3%
  General Administrative   $   90,688   $      810   $   92,400   $      825       8.5%
  Management               $   56,288   $      503   $   54,460   $      486       5.0%
  Miscellaneous            $        0   $        0   $        0   $        0       0.0%

                           ------------------------------------------------------------
Total Operating Expenses   $  471,928   $    4,214   $  463,260   $    4,136      42.5%

  Reserves                 $        0   $        0   $   28,000   $      250       6.0%

                           ------------------------------------------------------------
Net Income                 $  608,120   $    5,430   $  597,940   $    5,339      54.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET


                                CAPITALIZATION RATES
                  ---------------------------------------------------
                        GOING-IN                        TERMINAL
                  --------------------             ------------------
                  LOW             HIGH              LOW        HIGH
                  ---             ----              ---        ----
RANGE            6.00%           10.00%            7.00%      10.00%
AVERAGE                  8.14%                           8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.        SALE DATE      OCCUP.       PRICE/UNIT           OAR
---------        ---------      ------       ----------           ---
  I-1             Jun-02         95%          $ 35,765           12.13%
  I-2             Jul-01         95%          $ 38,695            0.00%
  I-3             May-01         90%          $ 31,042            9.05%
  I-4             May-00         95%          $ 47,938            9.04%
  I-5             Jan-00          0%                               N/A
                                                    High         12.13%
                                                    Low           0.00%
                                                    Average       7.55%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $6,200,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                         THE VILLAGE AT BUCKHORN CREEK

                   YEAR               APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009      APR-2010
               FISCAL YEAR               1             2             3             4             5             6             7
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                          $1,050,000    $1,076,250    $1,103,156    $1,130,735    $1,159,004    $1,187,979    $1,217,678

  Vacancy                            $   63,000    $   64,575    $   66,189    $   67,844    $   69,540    $   71,279    $   73,061
  Credit Loss                        $   21,000    $   21,525    $   22,063    $   22,615    $   23,180    $   23,760    $   24,354
  Concessions                        $        0    $        0    $        0    $        0    $        0    $        0    $        0
                                     ----------------------------------------------------------------------------------------------
    Subtotal                         $   84,000    $   86,100    $   88,253    $   90,459    $   92,720    $   95,038    $   97,414
  Laundry Income                     $        0    $        0    $        0    $        0    $        0    $        0    $        0

  Garage Revenue                     $        0    $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                $  123,200    $  126,280    $  129,437    $  132,673    $  135,990    $  139,389    $  142,874
                                     ----------------------------------------------------------------------------------------------
    Subtotal Other Income            $  123,200    $  126,280    $  129,437    $  132,673    $  135,990    $  139,389    $  142,874
                                     ----------------------------------------------------------------------------------------------

EFFECTIVE GROSS INCOME               $1,089,200    $1,116,430    $1,144,341    $1,172,949    $1,202,273    $1,232,330    $1,263,138

OPERATING EXPENSES:
  Taxes                              $  123,200    $  126,896    $  130,703    $  134,624    $  138,663    $  142,823    $  147,107
  Insurance                          $   34,720    $   35,762    $   36,834    $   37,939    $   39,078    $   40,250    $   41,457
  Utilities                          $   74,480    $   76,714    $   79,016    $   81,386    $   83,828    $   86,343    $   88,933
  Repair & Maintenance               $   11,200    $   11,536    $   11,882    $   12,239    $   12,606    $   12,984    $   13,373
  Cleaning                           $   17,920    $   18,458    $   19,011    $   19,582    $   20,169    $   20,774    $   21,397
  Landscaping                        $   40,320    $   41,530    $   42,775    $   44,059    $   45,381    $   46,742    $   48,144
  Security                           $        0    $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                $   14,560    $   14,997    $   15,447    $   15,910    $   16,387    $   16,879    $   17,385
  General Administrative             $   92,400    $   95,172    $   98,027    $  100,968    $  103,997    $  107,117    $  110,330
  Management                         $   54,460    $   55,822    $   57,217    $   58,647    $   60,114    $   61,616    $   63,157
  Miscellaneous                      $        0    $        0    $        0    $        0    $        0    $        0    $        0
                                     ----------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES             $  463,260    $  476,886    $  490,913    $  505,354    $  520,222    $  535,528    $  551,285

  Reserves                           $   28,000    $   28,840    $   29,705    $   30,596    $   31,514    $   32,460    $   33,433
                                     ----------------------------------------------------------------------------------------------
NET OPERATING INCOME                 $  597,940    $  610,705    $  623,723    $  636,999    $  650,537    $  664,342    $  678,419

  Operating Expense Ratio (% of EGI)       42.5%         42.7%         42.9%         43.1%         43.3%         43.5%         43.6%
  Operating Expense Per Unit         $    4,136    $    4,258    $    4,383    $    4,512    $    4,645    $    4,781    $    4,922


                   YEAR               APR-2011      APR-2012      APR-2013      APR-2014
               FISCAL YEAR               8             9             10            11
-----------------------------------------------------------------------------------------
REVENUE
  Base Rent                          $1,248,120    $1,279,323    $1,311,306    $1,344,089

  Vacancy                            $   74,887    $   76,759    $   78,678    $   80,645
  Credit Loss                        $   24,962    $   25,586    $   26,226    $   26,882
  Concessions                        $        0    $        0    $        0    $        0
                                     ----------------------------------------------------
    Subtotal                         $   99,850    $  102,346    $  104,904    $  107,527

  Laundry Income                     $        0    $        0    $        0    $        0
  Garage Revenue                     $        0    $        0    $        0    $        0
  Other Misc. Revenue                $  146,446    $  150,107    $  153,860    $  157,706
                                     ----------------------------------------------------
    Subtotal Other Income            $  146,446    $  150,107    $  153,860    $  157,706
                                     ----------------------------------------------------
EFFECTIVE GROSS INCOME               $1,294,717    $1,327,084    $1,360,262    $1,394,268

OPERATING EXPENSES:
  Taxes                              $  151,520    $  156,066    $  160,748    $  165,570
  Insurance                          $   42,701    $   43,982    $   45,302    $   46,661
  Utilities                          $   91,601    $   94,349    $   97,180    $  100,095
  Repair & Maintenance               $   13,775    $   14,188    $   14,613    $   15,052
  Cleaning                           $   22,039    $   22,701    $   23,382    $   24,083
  Landscaping                        $   49,589    $   51,076    $   52,608    $   54,187
  Security                           $        0    $        0    $        0    $        0
  Marketing & Leasing                $   17,907    $   18,444    $   18,997    $   19,567
  General Administrative             $  113,640    $  117,050    $  120,561    $  124,178
  Management                         $   64,736    $   66,354    $   68,013    $   69,713
  Miscellaneous                      $        0    $        0    $        0    $        0
                                     ----------------------------------------------------
TOTAL OPERATING EXPENSES             $  567,508    $  584,210    $  601,404    $  619,106

  Reserves                           $   34,436    $   35,470    $   36,534    $   37,630
                                     ----------------------------------------------------
NET OPERATING INCOME                 $  692,772    $  707,405    $  722,324    $  737,532

  Operating Expense Ratio (% of EGI)       43.8%         44.0%         44.2%         44.4%
  Operating Expense Per Unit         $    5,067    $    5,216    $    5,370    $    5,528

Estimated Stabilized NOI          $ 597,940    Sales Expense Rate             2.00%
Months to Stabilized                      1    Discount Rate                 12.00%
Stabilized Occupancy                   94.0%   Terminal Cap Rate             10.00%

Gross Residual Sale Price      $7,375,320          Deferred Maintenance         $         0
  Less: Sales Expense          $  147,506          Add: Excess Land             $         0
                               ----------
  Net Residual Sale Price      $7,227,814          Other Adjustments            $         0
                                                                                -----------
PV of Reversion                $2,327,163          Value Indicated By "DCF"     $ 6,188,744
Add: NPV of NOI                $3,861,582                          Rounded      $ 6,200,000
                               ----------
PV Total                       $6,188,744

                         "DCF" VALUE SENSITIVITY TABLE

                                                     DISCOUNT RATE
                             -------------------------------------------------------------
       TOTAL VALUE             11.50%       11.75%      12.00%       12.25%       12.50%
--------------------------   ----------   ----------  ----------   ----------   ----------
                     9.50%   $6,512,689   $6,410,869  $6,311,226   $6,213,706   $6,118,255
                     9.75%   $6,447,003   $6,346,639  $6,248,415   $6,152,279   $6,058,180
TERMINAL CAP RATE   10.00%   $6,384,602   $6,285,619  $6,188,744   $6,093,924   $6,001,109
                    10.25%   $6,325,245   $6,227,577  $6,131,984   $6,038,416   $5,946,821
                    10.50%   $6,268,714   $6,172,298  $6,077,927   $5,985,550   $5,895,119

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                  THE VILLAGE AT BUCKHORN CREEK
--------------------------------------------------------------------------------------------
                                             TOTAL       PER SQ. FT.     PER UNIT    %OF EGI
                                           ----------    -----------     --------    -------
REVENUE
  Base Rent                                $1,050,000      $  8.90       $  9,375

  Less: Vacancy & Collection Loss  8.00%   $   84,000      $  0.71       $    750

  Plus: Other Income
    Laundry Income                         $        0      $  0.00       $      0     0.00%
    Garage Revenue                         $        0      $  0.00       $      0     0.00%
    Other Misc. Revenue                    $  123,200      $  1.04       $  1,100    11.31%
                                           ----------    -----------     --------    -------
      Subtotal Other Income                $  123,200      $  1.04       $  1,100    11.31%

EFFECTIVE GROSS INCOME                     $1,089,200      $  9.23       $  9,725

OPERATING EXPENSES:
  Taxes                                    $  123,200      $  1.04       $  1,100    11.31%
  Insurance                                $   34,720      $  0.29       $    310     3.19%
  Utilities                                $   74,480      $  0.63       $    665     6.84%
  Repair & Maintenance                     $   11,200      $  0.09       $    100     1.03%
  Cleaning                                 $   17,920      $  0.15       $    160     1.65%
  Landscaping                              $   40,320      $  0.34       $    360     3.70%
  Security                                 $        0      $  0.00       $      0     0.00%
  Marketing & Leasing                      $   14,560      $  0.12       $    130     1.34%
  General Administrative                   $   92,400      $  0.78       $    825     8.48%
  Management                       5.00%   $   54,460      $  0.46       $    486     5.00%
  Miscellaneous                            $        0      $  0.00       $      0     0.00%

TOTAL OPERATING EXPENSES                   $  463,260      $  3.93       $  4,136    42.53%

  Reserves                                 $   28,000      $  0.24       $    250     2.57%
                                           ----------    -----------     --------    -------
NET OPERATING INCOME                       $  597,940      $  5.07       $  5,339    54.90%

  "GOING IN" CAPITALIZATION RATE                 9.50%

  VALUE INDICATION                         $6,294,105      $ 53.36       $ 56,197

  "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)      $6,294,105

                        ROUNDED            $6,300,000      $ 53.41       $ 56,250

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

          DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
-----------------------------------------------------------------
CAP RATE         VALUE            ROUNDED      $/UNIT       $/SF
--------         -----            -------      ------       ----
  8.75%        $6,833,600       $6,800,000     $60,714     $57.65
  9.00%        $6,643,778       $6,600,000     $58,929     $55.96
  9.25%        $6,464,216       $6,500,000     $58,036     $55.11
  9.50%        $6,294,105       $6,300,000     $56,250     $53.41
  9.75%        $6,132,718       $6,100,000     $54,464     $51.72
 10.00%        $5,979,400       $6,000,000     $53,571     $50.87
 10.25%        $5,833,561       $5,800,000     $51,786     $49.17

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $6,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis         $ 6,200,000
Direct Capitalization Method          $ 6,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,200,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                   Not Utilized
Sales Comparison Approach       $  6,200,000
Income Approach                 $  6,200,000
Reconciled Value                $  6,200,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 16, 2003 the market value of the fee simple estate in the property is:

                                   $6,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                               SUBJECT PHOTOGRAPHS

            [PICTURE]                                [PICTURE]
        VIEW AT ENTRANCE                   ENTRANCE DRIVE (TENNIS COURT ON
                                                 ADJOINING PROPERTY)

            [PICTURE]                             [PICTURE]
   EXTERIOR VIEW - CLUBHOUSE               EXTERIOR VIEW - POOL AREA

             [PICTURE]                           [PICTURE]
       EXTERIOR VIEW - TYPICAL              EXTERIOR VIEW - TYPICAL
            BUILDING                              BUILDING

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                               SUBJECT PHOTOGRAPHS

                 [PICTURE]                         [PICTURE]
    EXTERIOR VIEW - TYPICAL APARTMENT             PLAYGROUND
                 BUILDING

           [PICTURE]                               [PICTURE]
   INTERIOR VIEW, VACANT UNIT              INTERIOR VIEW - VACANT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1             COMPARABLE I-2               COMPARABLE I-3
     PALISADES                  HERMITAGE                  HAMILTON POINTE
512 Camino Real Court       219 Monastery Court       609 Golden Raintree Place
  Place Brandon, FL            Valrico, FL                   Brandon, FL

    [PICTURE]                      N/A                        [PICTURE]

      COMPARABLE I-4
       INDIGO POINT
1850 Providence Lakes Blvd
      Brandon, FL

       [PICTURE]                   N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                    COMPARABLE
        DESCRIPTION                                   SUBJECT                                          R - 1
        -----------                                   -------                                       ----------
  Property Name                    The Village at Buckhorn Creek                   Cypress Trace
  Management Company               Aimco                                           Cornerstone Management
LOCATION:
  Address                          1002 Creekbridge Road                           741 Providence Trace Circle
  City, State                      Brandon, Florida                                Brandon, FL
  County                           Hillsborough                                    Hillsborough
  Proximity to Subject                                                             1.0-mile north of subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           117,950                                         327,468
  Year Built                       1987                                            1999
  Effective Age                    16                                              4
  Building Structure Type          Wood/Stucco                                     Wood/Stucco
  Parking Type (Gr., Cov., etc.)   Open                                            Open
  Number of Units                  112                                             463
  Unit Mix:                           Type        Unit   Qty.  Mo. Rent               Type                  Unit   Qty.     Mo.
                                   1   2A20         980   70     $725              1 2Br/2Ba                  950  144     $622
                                   2   3A20       1,175   42     $875              2 3Br/2Ba                1,050  144     $695
  Average Unit Size (SF)           1,053                                           941
  Unit Breakdown:                     Efficiency    2-Bedroom                          Efficiency           2-Bedroom      31%
                                      1-Bedroom     3-Bedroom                          1-Bedroom     13%    3-Bedroom      31%
CONDITION:                                                                         Good
APPEAL:                                                                            Very Good
AMENITIES:
  Unit Amenities                         Attach. Garage     X    Vaulted Ceiling       Attach. Garage    X      Vaulted Ceiling
                                    X    Balcony            X    W/D Connect.       X  Balcony           X      W/D Connect.
                                         Fireplace                                     Fireplace
                                    X    Cable TV Ready                             X  Cable TV Ready
  Project Amenities                 X    Swimming Pool                              X  Swimming Pool
                                         Spa/Jacuzzi        X    Car Wash              Spa/Jacuzzi       X      Car Wash
                                    X    Basketball Court   X    BBQ Equipment         Basketball Court         BBQ Equipment
                                         Volleyball Court        Theater Room          Volleyball Court         Theater Room
                                    X    Sand Volley Ball        Meeting Hall       X  Sand Volley Ball         Meeting Hall
                                         Tennis Court            Secured Parking    X  Tennis Court      X      Secured Parking
                                         Racquet Ball       X    Laundry Room          Racquet Ball      X      Laundry Room
                                         Jogging Track           Business Office       Jogging Track            Business Office
                                    X    Gym Room           X    Freshwater Lake    X  Gym Room          X      Freshwater Lake
OCCUPANCY:                         97%                                             95%
LEASING DATA:
  Available Leasing Terms          6 to 12 months                                  6 to 12 months
  Concessions                                                                      Yes, $399 Move-in
  Pet Deposit                                                                      Yes
  Utilities Paid by Tenant:         X    Electric           X    Natural Gas        X  Electric          X      Natural Gas
                                         Water                   Trash                 Water                    Trash
  Confirmation                     Manager                                         Leasing Agent
  Telephone Number                 813-933-2449                                    813-657-0506
NOTES:                                                                             Located near subject but superior in terms
                                                                                   of age/condition, overall curb appeal, etc.
                                                                                   Gated community
  COMPARISON TO SUBJECT:                                                           Superior

                                                   COMPARABLE                                        COMPARABLE
        DESCRIPTION                                   R - 2                                            R - 3
        -----------                                ----------                                        ----------
  Property Name                    Charleston Landings                             Watermark 6000
  Management Company               AIMCO                                           Trammell Crow
LOCATION:
  Address                          902 Dabney Circle                               6000 Watermark Drive
  City, State                      Brandon, FL                                     Brandon, FL
  County                           Hillsborough                                    Hillsborough
  Proximity to Subject             2.0-mile northwest of subject                   1.0-mile west of subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           256,200                                         205,224
  Year Built                       1985                                            1990
  Effective Age                    18                                              13
  Building Structure Type          Wood/stucco/brick                               Wood/stucco/brick
  Parking Type (Gr., Cov., etc.)   Open                                            Open
  Number of Units                  300                                             204
  Unit Mix:                          Type                  Unit   Qty.     Mo.        Type                 Unit   Qty.   Mo.
                                   1 2Br/2Ba               1,019   96     $779     1 2Br/2Ba              1,050  24     $795
                                   2 3Br/2Ba               1,162   28     $919     1 2Br/2Ba              1,060  40     $813
                                                                                   1 2Br/2Ba              1,070  24     $823
                                                                                   2 3Br/2Ba              1,200  48     $952
  Average Unit Size (SF)           854                                             1,006
  Unit Breakdown:                      Efficiency              2-Bedroom  41%        Efficiency             2-Bedroom    43%
                                       1-Bedroom       49%     3-Bedroom   9%        1-Bedroom         33%  3-Bedroom    24%
CONDITION:                         Good                                              Slightly Superior
APPEAL:                            Good                                              Slightly Superior
AMENITIES:
  Unit Amenities                        Attach. Garage           Vaulted Ceiling       Attach. Garage        Vaulted Ceiling
                                    X   Balcony           X      W/D Connect.       X  Balcony           X   W/D Connect.
                                    X   Fireplace         X                         X  Fireplace         X
                                    X   Cable TV Ready    WD in all units           X  Cable TV Ready    Screened Patios
  Project Amenities                 X   Swimming Pool                               X  Swimming Pool
                                        Spa/Jacuzzi       X      Car Wash              Spa/Jacuzzi       X   Car
                                                                                                             Wash
                                        Basketball Court         BBQ Equipment         Basketball Court      BBQ Equipment
                                        Volleyball Court         Theater Room          Volleyball Court      Theater Room
                                    X   Sand Volley Ball         Meeting Hall       X  Sand Volley Ball      Meeting Hall
                                    X   Tennis Court      X      Secured Parking    X  Tennis Court      X   Secured
                                                                                                             Parking
                                        Racquet Ball      X      Laundry Room          Racquet Ball      X   Laundry Room
                                        Jogging Track            Business Office       Jogging Track         Business Office
                                    X   Gym Room          X      Freshwater Lake       Gym Room          X   Freshwater Lake
OCCUPANCY:                         95%                                             93%
LEASING DATA:
  Available Leasing Terms          6 to 13 months                                  6 to 12 months
  Concessions                      Reduced rent on aged vacant units               Reduced rent on aged vacant units
  Pet Deposit                      Yes                                             Yes
  Utilities Paid by Tenant:        X     Electric         X      Natural Gas       X   Electric         X    Natural Gas
                                         Water                   Trash                 Water                 Trash
  Confirmation                     Leasing Agent                                   Leasing Agent
  Telephone Number                 813-689-8221                                    813-684-4150
NOTES:                             Superior location in upscale developing         Better location, superior age and
                                   neighborhood. Similar design, but gated         condition. Controlled access community.
                                   community and fireplaces.                       Units feature screened patios and
                                                                                   balconies. Building design is less
                                                                                   attractive than the subject.
  COMPARISON TO SUBJECT:           Superior                                        Superior

                                                        COMPARABLE                                  COMPARABLE
        DESCRIPTION                                       R - 4                                        R - 5
        -----------                                     ----------                                  ----------
  Property Name                      Lakes on Parson                                  Bloomingdale Woods
  Management Company                 Northland                                        BWP
LOCATION:
  Address                            208 Lake Parson Green                            3431 Eagle Ridge Court
  City, State                        Brandon, FL                                      Brandon, FL
  County                             Hillsborough                                     Hillsborough
  Proximity to Subject               2.3-mile north of subject                        1.2-mile east of subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)             179,104                                          201,600
  Year Built                         1987                                             1985
  Effective Age                      16                                               18
  Building Structure Type            Wood/stucco                                      Wood/stucco
  Parking Type (Gr., Cov., etc.)     Open                                             Open
  Number of Units                    232                                              224
  Unit Mix:                             Type                Unit   Qty.      Mo.        Type                 Unit  Qty.    Mo.
                                     1 2Br/2Ba               850    64       $715     1 2Br/2Ba                960  39    $640
                                     1 2Br/2Ba               975    32       $768     1 2Br/2Ba              1,050  20    $705
                                                                                      1 2Br/2Ba              1,055  60    $660
  Average Unit Size (SF)             772                                              1,023
  Unit Breakdown:                            Efficiency       2-Bedroom                   Efficiency          2-Bedroom    53%
                                             1-Bedroom        3-Bedroom                   1-Bedroom    47%    3-Bedroom
CONDITION:                           Average                                          Average
APPEAL:                              Average                                          Average
AMENITIES:
  Unit Amenities                            Attach. Garage           Vaulted Ceiling       Attach. Garage       Vaulted Ceiling
                                      X     Balcony           X      W/D Connect.      X   Balcony          X   W/D Connect.
                                            Fireplace         X                            Fireplace
                                      X     Cable TV Ready           W/D in Units      X   Cable TV Ready
  Project Amenities                   X     Swimming Pool                              X   Swimming Pool
                                            Spa/Jacuzzi              Car Wash              Spa/Jacuzzi      X   Car Wash
                                            Basketball Court         BBQ Equipment         Basketball Court     BBQ Equipment
                                            Volleyball Court         Theater Room          Volleyball Court     Theater Room
                                            Sand Volley Ball         Meeting Hall          Sand Volley Ball     Meeting Hall
                                            Tennis Court      X      Secured Parking   X   Tennis Court         Secured Parking
                                            Racquet Ball      X      Laundry Room          Racquet Ball     X   Laundry Room
                                            Jogging Track            Business Office       Jogging Track        Business Office
                                      X     Gym Room          X      Freshwater Lake   X   Gym Room         X   Freshwater Lake
OCCUPANCY:                           93%                                              97%
LEASING DATA:
  Available Leasing Terms            6 to 12 months                                   6 to 12 months
  Concessions                        $100 off per mo or 1 month fee                   Reduced rent on aged vacant units
  Pet Deposit                        Yes                                              Yes
  Utilities Paid by Tenant:          X      Electric          X      Natural Gas       X     Electric       X   Natural Gas
                                            Water                    Trash                   Water              Trash
  Confirmation                       Leasing Agent                                    Leasing Agent
  Telephone Number                   813-654-0735                                     813-685-0055
NOTES:                               Similar in terms of neighborhood, age and        Very similar to subject in terms of age,
                                     condition, etc.                                  condition and amenities. Also similar
                                                                                      in terms of overall location and
                                                                                      neighborhood
  COMPARISON TO SUBJECT:             Similar                                          Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

       COMPARABLE R-1               COMPARABLE R-2             COMPARABLE R-3
       CYPRESS TRACE              CHARLESTON LANDINGS          WATERMARK 6000
741 Providence Trace Circle        902 Dabney Circle        6000 Watermark Drive
        Brandon, FL                   Brandon, FL                Brandon, FL

         [PICTURE]                     [PICTURE]                  [PICTURE]

   COMPARABLE R-4                   COMPARABLE R-5
   LAKES ON PARSON                BLOOMINGDALE WOODS
208 Lake Parson Green           3431 Eagle Ridge Court
     Brandon, FL                     Brandon, FL

      [PICTURE]                       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally inspected the property that is the subject of this report.

         No one provided me with significant real property appraisal.

                                          -s- Alice MacQueen
                                        -------------------------
                                            Alice MacQueen
                                   Vice President, Real Estate Group
                            Florida Certified General Real Estate Appraiser
                                              #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                                 ALICE MACQUEEN
                 VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation                  Ms. MacQueen specializes in the appraisal of
                           investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                           She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                           In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                           Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION                  Realtors Institute of Virginia
                           Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser, #30987
                           State of Florida, Certified General Appraiser,
                           #RZ0002202
                           State of Georgia, Certified General Real Property
                           Appraiser, #239776
                           State of Minnesota, Certified General Real Property
                           Appraiser, #AP-20144872
                           State of New Mexico, General Certified Appraiser,
                           #001626-G
                           State of Utah, State Certified General Appraiser,
                           #CG00057001

PROFESSIONAL AFFILIATIONS  American Society of Appraisers, Candidate

AMERICAN APPRAISAL ASSOCIATES, INC.
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
THE VILLAGE AT BUCKHORN CREEK, BRANDON, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.